CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2013 with respect to the consolidated financial statements of GSV Capital Corp. (formerly NeXt Innovation Corp.), which is contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP

San Jose, California
January 17, 2013